BUSINESS ADVISORY AND CONSULTING SERVICES AGREEMENT


This Agreement made as of the 19th day of February, 2001, by and between Tarshish Capital Markets, LTD. an Israel Corporation (hereinafter referred to as "Tarshish") whose principal office is located at 33 Jabotinsky St. Ramat Gan, Israel 52511, and INSYNQ INC a publicly traded company (OTCBB: ISNQ) (hereinafter referred to as "InsynQ"), whose principal offices are located at 1101 Broadway, Tacoma, Washington 98402 and whose Chief Executive Officer is John Gorst.


                              W I T N E S S E T H :

WHEREAS, Tarshish is a private venture capital consulting firm that has expertise in completing mergers and acquisitions, raising funds and rendering strategic business advice including leveraged based buyouts.

WHEREAS, InsynQ wishes to retain Tarshish on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the aforesaid, it is hereby agreed by and between the parties as follows:


                         ARTICLE I - SCOPE OF SERVICES

InsynQ has indicated to Tarshish that they are seeking financing in excess of USD $ 3 to $ 5 million dollars the "Proposed Transaction." Tarshish shall use its best efforts on behalf of InsynQ to raise such funds in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act").


                      ARTICLE II - PERIOD OF PERFORMANCE

The term of this Agreement shall initially be for four months commencing on the date of the payment of the initial retainer. At the conclusion of the fourth month, this Agreement may be extended by the parties in writing.


                 ARTICLE III - INITIAL FEE BASED COMPENSATION

As initial cash compensation for the performance of the services described above, InsynQ will pay Tarshish compensation an Initial Non-Refundable
Retainer: A non-refundable retainer fee of fifteen Thousand dollars ($15,000) to be paid via bank wire to such account as Tarshish shall designate or as mutually agreed upon the parties hereto.


                 ARTICLE IV - CONTINGENCY BASED COMPENSATION

For successfully closing a Proposed Transaction, through Tarshish's efforts, with its direct or indirect1 sources, Tarshish shall receive a success fee equal to 13% of the cash so invested into InsynQ or any of its subsidiaries or projects. Tarshish will also be entitled to the success fee described above if, within three years of the date of this letter (or the date of any extension hereof), (i) a Proposed Transaction is completed, or (ii) InsynQ enters into a definitive agreement which subsequently results in a Proposed Transaction, and in either case such Transaction is (a) with a party or parties introduced by Tarshish to the Company or (b) a transaction in respect to which Tarshish has provided assistance in structuring, coordinating and/or negotiating the specific transaction. In the event of a Reg S placement of Insynq stock the price and the amount of stock sold, if any, shall be agreed upon each Monday morning from Insynq and that price shall be net to Tarshish, additionally Insynq will grant Tarshish warrants equal to 10% of the funds raised at 110% of the sales price.

In addition, for successfully closing a Proposed Transaction, through Tarshish's efforts, InsynQ agrees to pay an equity success fee. Such equity success fee will be paid in the form of warrants exercisable for five years from the closing date of any Proposed Transaction, equal to 10% percent of the equity in the Proposed Transaction. The exercise price for the warrants will be 110% of the equity as valued by the Proposed Transaction.

Tarshish shall be responsible for compensation to any other party they bring to assist in a transaction unless otherwise agreed in writing by InsynQ.


                             ARTICLE V - EXPENSES

EXPENSE REIMBURSEMENT: Tarshish shall be reimbursed for expenses as provided herein. InsynQ shall prepay extraordinary Travel Expenses it approves. In the event any item on the Expense Reimbursement bill causes InsynQ a problem, then the parties shall promptly negotiate a resolution of the matter in good faith.

All expenditures will be submitted and pre-approved in writing in advance by an officer of InsynQ. Expenses eligible for reimbursement hereunder include, but are not limited to, production, road show costs, copying and travel and entertainment expenses. Outside legal, accounting and other professional service expenses that Tarshish incurs must be approved in advance in writing and are subject to reimbursement as set forth in this Agreement. Outside consultants, legal or accounting services retained by InsynQ shall be paid by InsynQ. In the event InsynQ desires Tarshish to act as a placement agent for the private placement, then in that event, InsynQ shall bear the costs of outside legal counsel approving the private placement memorandum.


                       ARTICLE VI - COMPANY INFORMATION

a. Since Tarshish must at all times rely upon the accuracy and the completeness of information supplied to it by officers, directors, agents and employees of InsynQ, in any proceeding or suit which may arise out of the relationship to Tarshish, InsynQ agrees to indemnify and hold Tarshish harmless for any false or misleading information which was provided to Tarshish by InsynQ.

b. No party to this agreement shall be liable for any damages for failure to perform its obligations hereunder due to any cause beyond their control.


                        ARTICLE VII - CONFIDENTIALITY

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Each party shall use Confidential Information only for the purposes contemplated by this Agreement, and shall not disclose it to any third party except with the prior written consent of the disclosing party. Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, in the public domain, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party.


                    ARTICLE VII - INDEMNIFICATION

(a) INSYNQ agrees that it will indemnify and hold harmless Tarshish, its directors, employees, agents and controlling persons (each being an "Indemnified Party') from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel and other expenses incurred by any Indemnified Party in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, caused by or arising out of Tarshish's acting for InsynQ pursuant to this agreement, except that InsynQ will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found to have resulted primarily from Tarshish's. negligence or bad faith.

(b) TARSHISH. Tarshish agrees to indemnify, defend, and shall hold harmless InsynQ, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the conduct of Tarshish or any unauthorized oral or written representation made by Tarshish or its agents, employees or affiliates in connection with the offer or sale of securities of InsynQ or any actions by Tarshish or any such person in violation of a Act or any Blue Sky law.

(C) NOTICE. In claiming an indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.


                       ARTICLE IX - ASSIGNMENT

Tarshish shall not delegate or subcontract its obligations hereunder without the prior written consent of InsynQ.


          ARTICLE XI - ARBITRATION/JURISDICTION OF ARBITRATION PANEL

Any controversy or claim, including matters seeking an injunction, arising out of or relating to this Agreement or the breach thereof which is not settled between the signatories themselves, shall be settled by an independent arbitrator, mutually acceptable to both parties or if agreement cannot be reached through an arbitrator selected by the American Arbitration Association ("AAA"). Notwithstanding any rules of the AAA the matter may be heard upon application of a party telephonically upon two days notice for an injunction and ten days notice otherwise with both parties required to waive their personal appearances and appear ear via telephone. It is the intention of this provision not to cause a party and its it witnesses to be disadvantaged by having to travel great distances to have its cause heard. This Agreement shall in all respects be interpreted and construed under the laws of Washington. Jurisdiction for any arbitration shall lie in Washington.


                             ARTICLE X - NOTICES

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery, fax or by mail (either United States mail, postage prepaid, or Federal Express or similar generally recognized overnight carrier),' addressed as follows (subject to the right to designate a different address by notice similarly given):

     To  InsynQ INC:






     To:  Tarshish
          33 Jabotinsky St.
          Ramat Gan, Israel 52511,
          972 3 612 7275
          972 3 612 7276 (Fax
          Email qsecure@netvision.net.il


                         ARTICLE XIII - MISCELLANEOUS

This Agreement establishes an "independent contractor" relationship between Tarshish and InsynQ. Tarshish understands that InsynQ is a publicly traded company and that it may occur that Tarshish will come into confidential information. Tarshish shall ensure that its employees, agents or delegates will maintain the confidentiality of InsynQ and not violate any insider trading rules or any other rules of the SEC, NASD, or individual states in their conduct under this agreement. Tarshish shall not release any press releases alluding to InsynQ without the express written permission of InsynQ. Only an instrument in writing executed by all the parties hereto may amend this Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement. This Agreement may be executed in counterparts and a facsimile copy bearing the signature of a party shall be the same for all purposes as an original. It supersedes all prior or contemporaneous communications, representations and agreements, whether oral or written, with respect to the subject matter hereof. No oral agreements hereinafter made between the parties shall be binding on either party unless reduced to writing and signed by an authorized officer of the party so bound.


IN WITNESS THEREOF, the parties have executed this Agreement on the dates set forth above their respective signatures.


Date:  ________________________         Date:  ________________________

I accept the terms of this Agreement.   I accept the terms of this Agreement.


_______________________________         _______________________________
By:  /s/ John P. Gorst                  By:  /s/ Lavi Krasney
InsynQ INC                              Tarshish Capital Markets, LTD.
Corporation     President & CEO         President


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